Exhibit 99.1

Projected EBITDA ($000s) – Revised for actual 4th quarter Financial Projections & Assumptions Projected EBITDA 2009 2010 2011 2012 2013 2014 Actual Forecast Forecast Forecast Forecast Forecast Net Income $8,416 ($123,711) $42,277 $98,203 $115,516 $133,665 Income Taxes (23,000) - 32,000 62,000 71,000 81,000 Interest Expense 264,855 137,831 99,000 98,160 97,320 96,480 Depreciation Depletion & Amortization 364,057 340,467 342,273 344,127 344,127 344,127 Fresh Start Accounting - Inventory Write-Up - 30,000 - - - - EBITDA $614,328 $384,587 $515,550 $602,490 $627,962 $655,272 Adjustments SRC & S-MBI Discount Expense 535 - - - - - Non-Cash Foreign Exchange (Gain) Loss 14,600 - - - - - Restructuring Charges 318,900 20,000 20,000 20,000 20,000 20,000 Loss on Early Extinguishment of Debt 19,777 13,379 - - - - Non-Cash Income & Gains 1,458 - - - (2,800) (28,200) (Gain) Loss on Sale of Fixed Assets 3,203 - - - - - DIP Financing Fees 63,096 - - - - - Energy Tax Credit (632,900) - - - - - 2009 LTIP Emergence Plan - 7,200 - - - - Reversal of Post Petition Unsecured Interest Expense (163,573) - - - - - Chapter 11/CCAA Expenses: Professional Fees 56,225 25,000 - - - - Accounts Payable Settlement Gain (11,104) - - - - - Provision for Rejected Leases and Contracts 77,700 - - - - - Disclosure Statement Adjusted EBITDA $362,245 $450,166 $535,550 $622,490 $645,162 $647,072 Adjustments Black liquor credit cost 70,021 - - - - - Non-cash compensation 8,489 18,000 18,000 24,000 22,000 21,000 Pre-petition Hedges 54,105 667 - - - - Adjusted EBITDA $494,860 $468,833 $553,550 $646,490 $667,162 $668,072 1

Financial Projections & Assumptions Summary financials and credit statistics ($mm) – Revised for actual 4th quarter Actual Actual Actual Forecast Forecast Forecast Forecast Forecast Full Year 2007 Full Year 2008 Full Year 2009 Full Year 2010 Full Year 2011 Full Year 2012 Full Year 2013 Full Year 2014 Disclosure Statement Adjusted EBITDA 1755 439 362 450 536 622 645 647 Black Liquor Credit Cost70 - - - - - Non-Cash Compensation21 3 9 18 18 24 22 21 Pre-Petition Hedges54 1 - - - - Adjusted EBITDA 776 442 495 469 554 646 667 668 Pension Expense 170 39 113 66 48 24 - - Pension Contribution (129) (69) (37) (79) (309) (341) (326) (288) Interest Expense(285) (262) (265) (138) (99) (98) (97) (96) (Increase)/Decrease in Working Capital (122) 128 363 33 39 37 (2) (9) Capital Expenditures (384) (394) (172) (210) (210) (210) (210) (210) Sale of Assets452 9 48 3 - - - - Advances to Affiliates (15) - - - - - Cash Taxes (17) (55) (3) 14 (18) (7) (8) (41) Other2(13) 21 (12) 28 9 20 9 22 SIP Pension Liability Payment- - (9) - - - Cash Restructuring (37) (46) (69) (50) (10) (10) (10) (10) Energy Tax Credit Proceeds3574 - - - - - Professional Fees (56) (25) - - - - Change in Restricted Cash (9) 9 - - - - Cash Available for Debt Service311 (187) 955 120 (5) 61 23 35 Cumulative Cash Available for Debt Service 120 115 176 199 234 Cash Balance 7 126 704 308 290 339 350 374 Liquidity- - 1,004 744 735 791 804 835 Senior Secured Debt918 1,279 1,354 1,198 1,186 1,174 1,162 1,150 Total Debt3,359 3,718 3,793 1,198 1,186 1,174 1,162 1,150 Ratios Adj EBITDA / Interest Expense2.7x 1.7x 1.9x 3.4x 5.6x 6.6x 6.9x 6.9x (Adj EBITDA - Capex) / Interest Expense 1.4x 0.2x 1.2x 1.9x 3.5x 4.4x 4.7x 4.7x (Adj EBITDA - Capex) / (Interest Expense + Pension Contribution) 0.9x 0.1x 1.1x 1.2x 0.8x 1.0x 1.1x 1.2x Sr. Secured Debt / Adj EBITDA 1.2x 2.9x 2.7x 2.6x 2.1x 1.8x 1.7x 1.7x Total Debt / Adj EBITDA 4.3x 8.4x 7.7x 2.6x 2.1x 1.8x 1.7x 1.7x Net Debt / Adj EBITDA 4.3x 8.1x 6.2x 1.9x 1.6x 1.3x 1.2x 1.2x (Total Debt + Pension Obligation) / (Adj EBITDA + Pension Add-backs4) 5.1x 4.1x 3.1x 2.6x 2.1x FCF / Total Debt 9.3% (5.0%) 25.2% 10.0% (0.5%) 5.2% 2.0% 3.1% 1 Adj. EBITDA net of penison income of $2.8MM and $28.2MM in 2013 and 2014. These are excluded from pension expense. 2 Includes DDIC and TNH proceeds. 3 December 2009 Fuel Tax Proceeds of $58.9MM included in 2010 Working Capital. 4 Moody's/S&P Pension adjustment calculated as benefit expense for the year less annual service cost of approx. $25MM each year

Financial Projections & Assumptions

Cost pass-through analysis – Revised for actual 4th quarter

SMURFIT-STONE
solving it from all sides

Pro Forma Capital Structure ($MM) as of 3/31/10

	Commit	Funded	x2009A EBITDA	xLTM 3/31/10E EBITDA
Cash	$126	$126		
$650MM Exit ABL R/C	650	-		
Fixed Asset Term Loan	1,200	1,200		
Other debt	7	7		
Total debt	**$1,857**	**$1,207**	**2.4x**	**3.0x**
Adj EBITDA			**$495**	**$405**

Cost Pass-Through Cycle

- 1Q 2009 margins and profitability benefited from the combination of:
  - Rapidly falling input / commodity prices; and
  - Modest price decreases due to cyclical lag
- This is consistent with historical increased near-term performance when input prices fall
- 1Q 2010 illustrates the reverse of these trends:
  - Rapidly increasing input / commodity prices; and
  - Lag in benefiting from the announced price increase
- Increased pricing will begin to take effect mid-year 2010, leading to materially improved profitability and cash flow in the second half of the year

Quarterly Results

	Q1-2009 Actual	Q2-2009 Actual	Q3-2009 Actual	Q4-2009 Actual	Q1-2010 Forecast	Q2-2010 Forecast	Q3-2010 Forecast	Q4-2010 Forecast
Net Sales	$1,371	$1,407	$1,417	$1,379	$1,413	$1,465	$1,529	$1,477
Adjusted EBITDA	**131**	**145**	**121**	**98**	**41**	**101**	**167**	**160**
EBITDA Margin (Adjusted EBITDA)	*9.6%*	*10.3%*	*8.5%*	*7.1%*	*2.9%*	*6.9%*	*10.9%*	*10.9%*
LTM Adjusted EBITDA	$447	$479	$478	$495	$405	$361	$407	$469
PF Debt / LTM EBITDA	**2.7x**	**2.5x**	**2.5x**	**2.4x**	**3.0x**	**3.3x**	**3.0x**	**2.6x**

Source: SSCC

3

EBITDA bridge - 2009 actual to 2009 forecast (4th quarter) $97.9 $0.5 $2.4 $10.6 $79.4 $5.0 $50 $60 $70 $80 $90 $100 2009F Adjusted EBITDA Fourth Quarter LIFO Workers Compensation Cost Performance Black Liquor Credit Cost2009A Adjusted EBITDA Fourth Quarter $Millions LIFO income improvement was the result of reduced inventory levels, primarily finished goods and work in progress inventory in our Container Division and raw material decreases, primarily wood reductions, in our Mill Division. 2009 Actual vs 2009 Forecast, Adjusted EBITDA improved $18.5MM due to: LIFO $10.6MM; worker compensation $5.0MM; cost performance $2.4MM; and black liquor credit cost $0.5MM. Excludes $178.3MM in net income from the Black Liquor Credit Workers compensation income resulted from better than forecast workers compensation experience results. Black liquor credit cost includes incremental wood adjustment to previous months $0.2MM. $2.4 Missoula & Ontonagon closure related costs $2.4 Maintenance $1.2 Corporate expense ($3.8) Mill energy purchase fuel usage/mix, primarily due to lack of bark and weather.